Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Direct Digital Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Class A common stock, par value $0.001 per share	457(c); 457(h)	1,500,000(2)	$3.13(3)	$4,695,000.00(3)	$92.70 per $1,000,000	$435.23

Total Offering Amounts					$4,695,000.00		$435.23
Total Fee Offsets							-
Net Fee Due							$435.23

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of Class A common stock, par value $0.001 per share (the “Common Stock”) of the registrant, as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2) Represents 1,500,000 shares of Common Stock reserved for issuance pursuant to future awards under the Direct Digital Holdings, Inc. 2022 Omnibus Incentive Plan.

(3) Pursuant to Rules 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Capital Market on April 6, 2022.